Clay Thomas, P.C.

Certified Public Accountant

8302 Hausman Road West

No. 518

San Antonio, Texas 78249

(210) 908-9536 (office)

(210) 908-9344     (fax)

To the Board of Directors

iVoiceIdeas, Inc.

Austin, Texas

CONSENT OF INDEPENDENT ACCOUNTANTS

I hereby consent to the incorporation for the period of inception through September 30, 2011 of my reports dated December 8, 2011 including its use in the Company’s Registration Statement as Amended on Form S-1 (No. 333-178471) dated January 20, 2012 relating to the financial statements and financial statement schedules for 2009, 2010 and the periods ended September 30, 2011 listed in the accompanying index.

I also consent to the company’s reference to me as an expert within the registration statement.

Respectfully,

Clay Thomas, P.C.

Houston, Texas

December 8, 2011

/s/ Clay Thomas, P.C.

www.claythomaspc.com

Houston, Texas

December 8, 2011

clay.thomas@claythomaspc.com

www.claythomaspc.com